Exhibit 10.1
On-Going Storage Fees and Final Move Costs Relating to Relocation Expenses
WHEREAS, effective March 23, 2020, the board of directors of Commercial Vehicle Group, Inc. (the “Company”) appointed Harold C. Bevis (the “Executive”) as President and Chief Executive Officer of the Company, in addition to the Executive remaining a member of the board of directors of the Company;
WHEREAS, as part of the Executive’s employment, the Executive moved from the Atlanta area to Central Ohio and the Company agreed to reimburse the Executive for documented, reasonable and customary relocation expenses;
WHEREAS, the Executive has encountered construction delays of his house in Central Ohio primarily as a result of COVID-19;
WHEREAS, as a result of such construction delays, the Executive has continued to incur storage fees of his belongings from his move from the Atlanta area to Central Ohio;
WHEREAS, in recognition of such ongoing storage fees due to construction delays of the Executive’s house in Central Ohio primarily as a result of COVID-19, the Company agrees to continue to pay documented storage fees of up to $10,000 per quarter through December 31, 2023 and the documented final move costs incurred no later than December 31, 2023.
The Company hereby agrees to continue to pay, in recognition of such ongoing storage fees due to construction delays of the Executive’s house in Central Ohio primarily as a result of COVID-19, documented storage fees of up to $10,000 per quarter through December 31, 2023 and the documented final move costs incurred no later than December 31, 2023.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 3, 2022.

COMPANY

By:____/s/ Robert C. Griffin___________
Name:    Robert C. Griffin
Title:    Chairman of the Board of Directors

EXECUTIVE

By:___/s/ Harold C. Bevis_______________
Harold C. Bevis